Exhibit 16.1

BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C., Certified Public Accountants
  406 Lippincott Drive, Ste. J
Marlton, New Jersey 08053-4168
(856) 355-5900   Fax (856) 396-0022

February 15, 2010

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Dear Ladies and Gentlemen:

We are the former independent registered public accounting firm for iVoice, Inc (the “Company”). We have read the Company’s disclosure set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” of the Company’s Current Report on Form 8-K/A Amendment No. 1  dated January 27, 2010 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,

/s/ Bagell, Josephs, Levine & Company, LLC